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                     February 2, 2022

       Steven Voskuil
       Chief Financial Officer
       The Hershey Company
       19 East Chocolate Avenue
       Hershey, PA 17033

                                                        Re: The Hershey Company
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 17,
2021
                                                            File No. 001-00183

       Dear Mr. Voskuil:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing